Exhibit 10.1
FORFEITURE AND TERMINATION AGREEMENT
THIS FORFEITURE AND TERMINATION AGREEMENT is made and entered into as of the 2nd day of February, 2009, by and between  _____  (“Executive”), and Pike Electric Corporation, a Delaware Corporation (the “Company”, and collectively, the “Parties”).
Statement of Purpose
Executive has previously been granted the opportunity to receive a Cash Incentive Award (the “Award”) from Company pursuant to that certain Cash Incentive Award Agreement for Fiscal 2009 between Company and Executive dated September 29, 2008 (the “Award Agreement”). As a means of more equitably apportioning among the Company’s employees the effects of the current dislocation in the national and global economies, the parties have determined to terminate the Award Agreement and Executive has decided to forfeit completely any Award for which he might have been eligible under the Award Agreement effective as of the date hereof in accordance with the terms of this Forfeiture and Termination Agreement.
NOW, THEREFORE, in consideration of the foregoing statement of purpose and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive on behalf of himself and his heirs, successors and assigns forfeits the Award in its entirety, and the Company and Executive agree that the Award Agreement is terminated, both effective as of the date hereof; provided, that the “Dispute Resolution” provisions of Section 10 of the Award Agreement shall remain in effect. Executive affirms that this forfeiture is knowing, voluntary and unconditional.
IN WITNESS WHEREOF, the parties have executed this Forfeiture and Termination Agreement on the date first written above.

CORPORATION:

PIKE ELECTRIC CORPORATION

By:

Name:

Title:

EXECUTIVE:

Name:

Title: